EXHIBIT 10.2

DATED 1995

(1) SWK HOLDINGS LTD

- and -

(2) HUGH BLACKWOOD

SERVICE AGREEMENT

Wedlake Bell 16 Bedford Street Covent Garden London WC2E 9HF Tel: 0171-379 7266 Fax: 0171-836 6117 Ref: SNJ/WB-3076

THIS AGREEMENT is made on 5th May 1995

BETWEEN:-

(1)	SWK HOLDINGS LTD (registered in England No. 3039328) whose registered office is at 71 Victoria Street London SWIH OSW ("the Company"); and

(2)	HUGH BLACKWOOD of Fairthorn, 5 Milverton Avenue, Bearsden, Glasgow G61 4BE ("the Executive")

WHEREAS on 1st May 1995 the Executive and all the other persons with whom he carried on business in partnership as Consulting Engineers with principal offices in England under the style of "Scott Wilson Kirkpatrick" ("the Firm") disposed of and the Company acquired the said business as a going concern

WHEREBY IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement the following words and expressions shall have the following meanings :

"Appointment"	the appointment of the Executive hereunder;

"Associated Company"
means in respect of any company ("the first company") any company which is for the time being a subsidiary or holding company (as those expressions are defined in the Companies Act 1985) of the first company or a subsidiary of any such holding company and "Associated Companies" shall be construed accordingly;

"Board"	the Board of Directors of the Company;

"Commencement Date"	1st May 1995;

"General Conditions"	the General Terms and Conditions of Employment of Scott Wilson Kirkpatrick & Co Ltd, a subsidiary of the Company, as amended from time to time by the Board;

"Group"	the Company and its Associated Companies;

"The London Stock Exchange"	The International Stock Exchange of the United Kingdom and the Republic of Ireland Limited;

"Restricted Area"	England, Scotland, Northern Ireland and Wales;

"Restricted Period"	the period of 24 calendar months after the Termination Date (howsoever the Appointment is terminated);

"SWK Group of Companies"
means the Company, SWK International Ltd (a company incorporated in Bermuda with number EC/20529), SWK Africa Ltd (a company incorporated in The British Virgin Islands with number 114982); Scott Wilson Kirkpatrick Asia-Pacific Ltd (a company incorporated in Bermuda with number EC/16144) and any of their Associated Companies;

"Termination Date"	the date on which the Appointment shall terminate whether pursuant to Clauses 2.1 or 16 or otherwise howsoever.

1.2	The Interpretation Act 1978 shall apply to this Agreement as it does to an Act of Parliament.

1.3
References in this Agreement to an Act of Parliament (or any part thereof) shall include references to such Act (or part thereof) as amended, consolidated, replaced or re-enacted from time to time, and any Act amended, consolidated, replaced or re-enacted by such Act and all delegated legislation made under all such Acts.

1.4
The headings in this Agreement (and any descriptive notes in brackets following references to statutes or other documents) and any backsheet or cover and any index hereto being for convenience only do not form part of this Agreement and shall not be used as aids to its interpretation.

1.5	References in this Agreement to Clauses, Sub-clauses, Recitals or Schedules are to clauses, sub-clauses and recitals of or schedules to this Agreement.

1.6
The Schedules (and the Parts, if any, thereof) form part of this Agreement and have the same full force and effect as if they were expressly set out in their entirety in the operative part of this Agreement.

1.7
Any reference in this Agreement to any "party" or to the "parties" or to the "Company" and/or the "Executive" are to the parties of the Agreement, the Company or the Executive, as the case may be, or their respective successors or assigns.

1.8
In construing this Agreement, the ejusdem generis rule shall not apply and accordingly the interpretation of general words shall not be restricted by being preceded or followed by words indicating a particular class of acts, matters, things or examples.

1.9
The words "including" and "in particular" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words.

2.	APPOINTMENT AND TERM

2.1
Subject as hereinafter provided the Company hereby appoints the Executive and the Executive agrees to act as a director or a senior executive with commensurate status of the Company or any of its Associated Companies or in such other capacity of a like status as the Board may require for the period commencing on the Commencement Date and ending on 30th April 1998 if either party has given the other not less than 12 calendar months' prior written notice of termination ending on such date or, if no such notice is given, ending on the expiry of not less than 12 calendar months' prior written notice of such termination given by either party to the other.

2.2	For the purposes of the Employment Protection (Consolidation) Act 1978 the period of continuous employment of the Executive commenced on 20th July 1971.

3.	DUTIES

3.1	The Executive shall:-

(a)
devote the whole of the Executive's time attention ability expertise skills and ingenuity to the business of the Company or (if required by the Board from time to time) to the business of any of its Associated Companies both during normal business hours and during such other times and hours as may be necessary or customary according to the duties then being undertaken by the Executive and at such place or places throughout the World as the Board may reasonably specify from time to time,

(b)	use the Executive's best endeavours to maintain protect promote and extend the business interests reputation and welfare of the Group; and

(c)
faithfully and diligently perform such duties (consistent with the position of the Executive) and exercise such powers as may from time to time be properly assigned to or vested in the Executive by the Board and shall conform with the reasonable financial professional ethical and other policies and directions of the Board from time to time.

3.2
The Board may at any time require the Executive to cease temporarily or otherwise from performing and exercising such duties or powers or any of them and during the period of any notice given pursuant to Clause 2.1 the Company shall be entitled at any time or times to require the Executive to cease to attend at the premises of the Company or any of its Associated Companies in each case to such extent and for so long as the Board may from time to time determine provided that:-

(a)	the Executive shall nevertheless remain available to perform any such duties and/or to exercise any such powers authorities and discretions if and when called upon so to do by the Board; and

(b)	subject as provided in this Clause 3.2 the remaining provisions of this Agreement shall continue to remain in full force and effect.

3.3
During the course of the Appointment the Executive shall not (without the prior consent in writing of the Board) whether alone or jointly with others and whether as principal partner manager employee contractor consultant adviser shareholder or agent (or otherwise howsoever) be engaged concerned or interested whether directly or indirectly in any business whatsoever other than the businesses of the Group save that the Executive may notwithstanding the foregoing:

(a)
be interested in any securities which are for the time being listed on The London Stock Exchange or for which permission has been granted for dealings to take place on the Unlisted Securities Market or any Alternative Investment Market regulated and operated by The London Stock Exchange provided that the nominal value of the holdings of such securities in which the Executive shall be so interested shall not at any time exceed 5 % of the nominal value of the securities concerned for the time being in issue;

(b)
(if the Board shall in its absolute discretion so agree in writing) be concerned or take an interest in or assume responsibilities to (in any capacity whatsoever including without limitation to the generality of the foregoing as a director, officer, servant, agent, consultant, arbitrator, inspector, expert or expert witness) any company (which is not a member of the Group), person, firm, association, society, statutory or professional body (whether incorporated or otherwise) Provided always that:

(i)
the business or activity of such company, person, firm, association, society, statutory or professional body is not in conflict and does not compete and is not likely to compete with business of the Company or any of its Associated Companies;

(ii)
the Executive's interest in and responsibilities towards such company, person, firm, association, society, statutory or professional body do not interfere with the proper performance by the Executive of his duties under this Agreement; and

(iii)	unless otherwise agreed by the Board in its absolute discretion in writing the Executive shall instruct such company, person, firm, association, society, statutory or professional body to ensure all payments, commissions, benefits or other remuneration due to the Executive are made direct to the Company failing which the Executive shall account to the Company for all payments, commissions, benefits or other remuneration received directly or indirectly from such company, person, firm, association, society, statutory or professional body.

4.	REMUNERATION

4.1	During the Appointment the Executive shall be paid:-

(a)
a basic salary at the rate of £65,000 per annum or at such other rate as may from time to time be agreed between the parties or determined upon by the Board in its absolute discretion and notified to the Executive and which shall be deemed to accrue from day to day and shall be payable in equal monthly instalments in arrears on the last business day of each calendar month; and

(b)
such bonuses or additional remuneration (if any) as the Board may from time to time determine (but so that the Executive shall not be entitled to any such bonus or additional remuneration as of right and so that the Company may at any time discontinue the payment of any such bonus or additional remuneration it may in fact make).

4.2	The basic salary payable hereunder shall be reviewed (but not necessarily increased) by the Board with effect from 1st July 1995 and with effect from 1st July of each year thereafter.

4.3
The remuneration payable hereunder shall be inclusive of any fees or remuneration to which the Executive may be entitled as a director of any Associated Company of the Company under its Articles of Association for the time being in force or any salary or remuneration paid by any Associated Company of the Company in respect of any time attention expertise or ingenuity devoted to the business of such Associated Company of the Company from time to time and the Executive shall accordingly give credit to the Company for any fees or remuneration arising from any such entitlement for any period in respect of which remuneration shall be payable hereunder.

4.4	The Company may deduct from the salary or any other sums payable to the Executive by the Company any monies due from the Executive to the Company for whatever purpose.

5.	EXPENSES

Subject to the Executive's compliance with the General Conditions and the prior presentation to the Company of appropriate invoices, the Executive shall be reimbursed by the Company in respect of all reasonable travelling entertainment and all other out-of-pocket expenses which the Executive may properly incur in the course of the performance of the Executive's duties hereunder.

6.	CAR

6.1	In order to assist the better performance of the Executive's duties hereunder the Executive shall during the Appointment be provided with a motor car suitable to the Executive's status.

6.2
The motor car shall remain the property of the Company and the Company shall bear the cost of servicing repairing maintaining taxing and insuring such motor car and shall in addition reimburse to the Executive all sums expended by the Executive on fuel and oil.

6.3
The Executive shall take good care of the motor car and procure that the provisions and conditions of any policy of insurance in relation thereto shall be duly observed and shall not take such motor car out of the United Kingdom without the prior written consent of the Company.

6.4	Such motor car is to be replaced in accordance with the Company's policy from time to time.

6.5
The Executive shall on the Termination Date return to the Company the motor car then in the possession of the Executive together with all accessories keys and documentation relating to such motor car in the Executive's possession.

7.	PENSION BENEFITS

7.1	The Company has contracted out of the State earnings related pension scheme in relation to the employments subject to the Scheme.

7.2
The Executive shall be entitled to be a member of the Company's retirement benefits scheme known as "SWK Retirement and Death Benefits Scheme" on satisfying its terms as to eligibility and admission and generally subject to the provisions of the Trust Deeds and Rules of the Scheme from time to time in force including without prejudice to the generality of the foregoing the Company's powers to amend and terminate the Scheme and the Executive hereby authorises the Company to deduct at source contributions payable by the Executive to the Scheme and to pay the same to or to the order of the Trustees of the Scheme.

8.	HOLIDAYS

8.1	The Company's holiday year is from 1st May to 30th April.

8.2
The Executive shall be entitled to be absent from duty during statutory holidays and for 30 working days' holiday in each holiday year to be taken at such times and periods as shall be agreed between the Board and the Executive.

8.3	If the Executive shall be dismissed under Clause 16.1 (a) or 16.1 (b) then the Executive shall not be entitled to any holiday not so taken at the Termination Date or to payment in lieu thereof.

9.	ILLNESS AND MEDICAL INSURANCE

9.1
The Company shall during the continuance of the Executive's employment provide private medical health insurance for the Executive in accordance with the Company's policy from time to time. The Executive shall submit to such medical examinations as may be prescribed by the relevant insurance company from time to time.

9.2
Without prejudice to Clause 16 below and until the Termination Date if the Executive shall at any time be prevented by illness or accident from performing the Executive's duties hereunder and provided that the Executive shall (if required) furnish to the Company evidence satisfactory to it of such incapacity and the cause thereof the Executive shall receive:

(a)	the Executive's full remuneration for the period of incapacity up to a maximum of 26 weeks in any period of twelve months; and

(b)	thereafter one half of the Executive's full remuneration for the period of incapacity up to a maximum of 26 weeks in any period of twelve months but thereafter shall not unless otherwise agreed be entitled to remuneration for so long as such incapacity shall continue.

9.3	In calculating any sums due to the Executive pursuant to Clause 9.2 above the Company reserves the right to take into account:

(a)	any sums received or receivable by the Executive in respect of such incapacity under the social security legislation;

(b)	any sums received or receivable by the Executive under any permanent health insurance scheme operated at the cost of the Group and of which the Executive may then be a member; and

(c)
any sums received by the Executive from a third party in respect of damages for personal injury but only to the extent that such damages relate to loss of earnings by the Executive for the period of incapacity during which the Executive is entitled to remuneration pursuant to Clause 9.2 above.

10.	CONFIDENTIAL INFORMATION

10.1
The Executive shall not either during the continuance of the Appointment (except as authorised or required by the Executive's duties hereunder or as expressly required by any court or other authority of competent jurisdiction and save as provided in Clause 12.4(b) below) or at any time thereafter whether alone or jointly with others and whether as principal partner manager employee contractor consultant adviser shareholder or agent (or otherwise howsoever): -

(a)
divulge to any person whomsoever or knowingly permit or enable any person to acquire any know-how professional or trade secrets patents formulae or manufacturing processes or other confidential information concerning the business or finances of the Company or any of its Associated Companies or any other member of the SWK Group of Companies or its or their composition or any of its or their dealings transactions or affairs which may have come to the knowledge of the Executive during or in the course of the Executive's appointment hereunder or during or as a result of the Executive being or having been a partner in the Firm or in the course of the Executive's previous employment with the Firm ("Confidential Information"); or

(b)
use or attempt to use any Confidential Information for the Executive's own use or otherwise in any manner which may injure or cause loss either directly or indirectly to the Company or any of its Associated Companies or any other member of the SWK Group of Companies or its or their businesses or which may be likely so to do nor for any purpose other than in the discharge of the Executive's duties hereunder; or

(c)	cause enable or assist any other person to do any of the foregoing.

10.2	During the continuance of the Appointment the Executive shall use all reasonable endeavours to prevent the unauthorised use publication or disclosure of any Confidential Information.

10.3
The restrictions contained in Clauses 10.1 and 10.2 above shall not apply to any Confidential Information which shall come into the public domain otherwise than by reason of a breach by the Executive of such restrictions.

11.	RECORDS

11.1	During the continuance of the Appointment the Executive shall not:-

(a)
make (otherwise than for the benefit of the Company or any of its Associated Companies) any notes memoranda tape recordings films photographs plans drawings computer data software and storage media or any form of record relating to any matter within the scope of the business or finances of the Company or any of its Associated Companies or the Firm concerning any of its or their dealings or affairs ("Records");

(b)
use or permit any Records to be used otherwise than for the benefit of the Company or any of its Associated Companies and on the basis that it is the intention of the parties hereto that the Records shall be and remain the property of the Company; or

(c)	cause enable or assist any other person to do any of the foregoing.

11.2
During the continuance of this Agreement the Executive shall observe and comply with all security measures introduced by the Board from time to time to safeguard and protect the Records from theft or unauthorised access by any person or from loss or damage caused by computer bugs or viruses or otherwise howsoever.

11.3
The Executive shall on request and in any event immediately on the termination of the Appointment for any cause or by any means whatsoever deliver up to the Company all Records which he has made and all other documents papers materials and property belonging or relating to the Company or any of its Associated Companies or the Firm or any of its or their respective businesses, affairs or finances in his possession power custody or control and shall not retain any copies thereof.

12.	INVENTIONS AND COPYRIGHT

12.1
The Executive shall forthwith notify to the Board in writing the general nature of any discovery invention secret process or improvement in procedure made or discovered by the Executive and which in any way relates or may be related to any product service or process of the Company or to any Confidential Information ("the Invention").

12.2	As between the Company and the Executive the entitlement to the Invention shall be determined in accordance with the provisions of the Patents Act 1977.

12.3
The Executive shall provide to the Company a full written disclosure of any Invention belonging or likely to be assigned to the Company and if and whenever required so to do shall at the expense of the Company apply or join with the Company or any other persons in applying for letters patent or other equivalent protection in the United Kingdom and in any other part of the world for such Invention and do such things and execute such documents as the Company may reasonably request in connection therewith.

12.4	(a)
If the Invention shall belong to the Executive then the Company shall have the option exercisable by notice in writing to the Executive given within 90 (ninety) days after the Executive notifying in writing the Invention to the Company either to purchase or to be granted a licence in respect thereof.

(b)
The consideration and other terms for such purchase or licence shall be such as may be agreed in writing between the Company and the Executive and failing agreement within 90 (ninety) days after the Company's notice the Executive shall be entitled to deal with such Invention and the rights relating thereto in such manner as the Executive shall think fit.

(c)
Notwithstanding the foregoing the Executive shall not sell license or otherwise deal with the Invention for a consideration which is less than the highest consideration proposed by the Company for a sale or similar licence during the negotiations between the Company and the Executive.

(d)	Save as aforesaid the Executive shall not be entitled to disclose or dispose of any of the information or rights relating to the Invention.

12.5
It is hereby agreed that the Company or the relevant Associated Company of the Company shall be entitled to the entire copyright throughout the world and to all rights in the nature of copyright throughout the world (including all extensions and renewals of such copyrights or rights in the nature of copyright) in all works or products made by the Executive during the continuance of this Agreement and which are connected with or relate in any way to the business of the Company or any of its Associated Companies or other member of the SWK Group of Companies whether or not so made during the course of his mployment hereunder and the Executive hereby undertakes at the expense of the Company to execute and do all documents and things as the Company shall require for the purpose of confirming to and assuring in the Company or the relevant Associated Company of the Company or, as the case may be, other member of the SWK Group of Companies such copyright. The Executive shall immediately inform the Company of the creation or coming into existence of anything to which this Clause applies.

12.6
Save as aforesaid the Company shall be entitled to all intellectual and industrial property throughout the world in any way relating to or connected with the products services processes and methods of the Company and its Associated Companies or other member of the SWK Group of Companies made by the Executive during the subsistence of this Agreement.

13.	ENTICEMENT

The Executive shall not either during the Appointment or within the Restricted Period whether alone or jointly with any other person firm or company endeavour to entice away from the Company or any of its Associated Companies or employ or offer to employ any person who is or was at any time during the period of twelve months expiring on the Termination Date an employee of or a consultant and/or provider of information to the Company, any of its Associated Companies or the Firm.

14.	PROTECTIVE COVENANTS

14.1
The Executive covenants with the Company that the Executive shall not except with the prior written consent of the Company at any time after the termination (howsoever caused) of the Appointment during the Restricted Period and within the Restricted Area and either directly or indirectly and whether as principal and/or partner and/or manager and/or employee (whether paid or unpaid) and/or contractor and/or consultant and/or shareholder and/or agent and/or assistant and/or otherwise howsoever:-

(a)
engage in any business and/or trade in competition with any trade and/or business carried on by the Company or any of its Associated Companies during the period of two years immediately prior to the Termination Date;

(b)
directly or indirectly solicit approach deal with entice away or canvass or endeavour to solicit deal with or entice away from the Company or any such Associated Company of the Company (or assist any other person company firm association or society (whether incorporated or otherwise) so to do) the custom of any person who was at any time during the period of five years prior to the Termination Date:-

(i)	a customer or client or in the habit of dealing with the Firm and/or the Company or any such Associated Company of the Company; or

(ii)	(without prejudice to the generality of sub-clause (i) of this Clause) a customer or client or in the habit of dealing with the Executive in respect of services and/or products the same as or similar to those now or which at any time during the two years immediately preceding the Termination Date may have been provided by the Firm and/or Company.

14.2
The Executive hereby agrees and declares that if any one or more or any part of the covenants contained in this Clause 14 shall be rendered or judged invalid or unenforceable by a court of competent jurisdiction then such covenant or covenants or part of a covenant shall be deemed to be severed from this Agreement and such invalidity or unenforceability shall not affect the validity or enforceability of the remaining covenant covenants or part of a covenant contained in this Clause 14 and the Executive hereby acknowledges that the above restrictive covenants are not unfair and are not unreasonable in the circumstances for the protection of the goodwill and/or the business of the Company.

14.3
The Executive agrees that if the Executive shall receive from any person a bona fide offer of employment or business association (including without limitation to the generality of the foregoing a consultancy or partnership) either during the continuance of the Appointment or during any of the periods referred to in this Clause 14 the Executive shall immediately provide to the person making such a bona fide offer a complete and accurate copy of this Agreement.

15.	MISREPRESENTATION

15.1	The Executive shall not at any time make any untrue statement in relation to the Company or any of its Associated Companies.

15.2
The Executive hereby covenants with the Company that the Executive will not at any time after the Termination Date (howsoever the Appointment shall be terminated) either personally or directly or indirectly represent himself as being in any way connected with the Company or any of its Associated Companies or interested or concerned in any of the businesses of the Group nor shall he carry on business of any kind whatsoever under the name of "Scott Wilson Kirkpatrick" or "SWK" or any name which includes all or any of the words "Scott" "Wilson" "Kirkpatrick" or "SWK" or any colourable imitation thereof and shall not use the logo of the Company or any Associated Company of the Company (or any colourable imitation thereof) or all or any of the words "Scott" "Wilson" "Kirkpatrick" or "SWK" either alone or in conjunction with other words in any company name, trading style or product which the Executive or any company or partnership for which, of which or with which the Executive may then work, be a partner or be associated.

16.	TERMINATION BY DEFAULT

16.1	If at any time during the Appointment the Executive shall:-

(a)	commit any serious misconduct or persistently neglect or fail to carry out all or any of the Executive's duties hereunder; or

(b)
commit any serious breach of the provisions of this Agreement and (where such neglect failure or breach shall be capable of remedy) the Executive shall fail to remedy the same within a reasonable period; or

(c)
be guilty of any conduct which is in the reasonable opinion of the Board seriously detrimental to the interests of the Company or tends or may tend to bring the Company or the Executive into disrepute; or

(d)
be prohibited by law from acting as a director or cease to be a director by virtue of any statutory provision or be required to vacate his office as a director of the Company pursuant to the Company's Articles of Association; or

(e)	have a Receiving Order made against him or shall enter into any arrangements or composition with his creditors generally or commit any act of bankruptcy then the Company may by notice in writing given to the Executive forthwith terminate the Appointment.

16.2
The proper exercise by the Company of its right of termination under this clause shall be without prejudice to any rights and remedies which the Company or any Associated Company of the Company may have or be entitled to exercise against the Executive and shall not entitle the Executive to any damages or compensation by reason of such termination although the Executive shall be entitled to the salary payable hereunder to the Termination Date but nothing herein shall prejudice any rights the Executive may have to compensation in respect of illness or accident arising out of or in the performance of the Executive's duties hereunder.

17.	TERMINATION BY RE-ORGANISATION OR RE-CONSTRUCTION

If before the Termination Date the Appointment shall be terminated by reason of the liquidation of the Company for the purposes of re-construction or amalgamation or as part of any arrangement for the amalgamation of the undertaking of the Company not involving a liquidation and the Executive shall be offered employment with any concern or undertaking resulting from such re-construction or amalgamation or arrangement for a period of not less than the then unexpired term of this Agreement and on terms and conditions no less favourable than the terms of this Agreement then the Executive shall have no claim in respect of the termination of the Appointment or otherwise howsoever.

18.	DIRECTORSHIP

Upon the termination of this Agreement for whatsoever reason the Executive (but without prejudice to any claim he may have for breach of contract) shall be deemed to have resigned without claim for compensation from office as a director of the Company and from all offices (including as a director) held by him in Associated Companies of the Company and shall, if called upon, do all acts and things if any as may be necessary under the constitution of any such company or under any applicable law to make such resignation effective.

19.	PAY IN LIEU

On serving notice for any reason to terminate this Agreement the Company at its discretion shall be entitled in lieu of notice to make a payment to the Executive of the net basic salary which the Executive would have received during such period and so that for the avoidance of doubt the Executive shall not then be entitled to receive any commissions bonuses or other payments which the Executive might otherwise have earned during such period.

20.	SUSPENSION

In order to investigate a complaint of misconduct against the Executive the Company shall be entitled to suspend the Executive for so long as may be necessary to carry out a proper investigation and/or hold a disciplinary hearing provided that during any such period of suspension the Executive shall be entitled to receive the remuneration payable hereunder.

21.	GRIEVANCES AND DISCIPLINARY MATTERS

21.1
If during the Appointment the Executive shall have any grievance with respect to the Appointment then the Executive may apply in writing to the Company Secretary for the grievance to be considered by the Board.

21.2	Any disciplinary matters affecting the Executive will be dealt with by the Board in accordance with the disciplinary rules and procedures contained or referred to in the General Conditions.

21.3	The provisions of this Clause 21 shall not apply to any matter falling within the scope of Clause 16.1 above or to any action taken by the Company pursuant thereto.

22.	POWER OF ATTORNEY

22.1
The Executive hereby irrevocably and by way of security grants to the Company (with power for the Company to grant a separate power to each of its Associated Companies on behalf of the Executive) power of attorney on behalf of the Executive to sign all such documents, execute all such deeds and do or refrain from doing all such things as the company exercising the power or such concurrent power may in its entire unfettered discretion consider appropriate, convenient or necessary in any part of the world for the purposes of fulfilling the Executive's obligations pursuant to Clauses 10, 11, 12, 14 and 18. The Executive shall grant such separate powers of attorney in such form or forms as the Company (or the relevant Associated Company of the Company) may reasonably require for such purposes, and the power granted by this Clause shall empower the attorney to grant such further powers in the name and on behalf of the Executive.

22.2
Notwithstanding the foregoing and merely as a matter between the Company (or the relevant Associated Company of the Company) and the Executive the powers granted by the Executive under this Clause shall not be used except with the consent of the Executive or following his failure to sign, execute, do or refrain from doing forthwith upon request made of him in writing. No third party dealing with the attorney shall be concerned as to whether the procedure of this Clause 22.2 has been followed.

23.	NOTICES

23.1
Notices to be given to either party shall be in writing addressed to the appropriate party in the case of the Company to its principal place of business for the time being and in the case of the Executive at the Executive's address last known to the Company.

23.2
Any such notice given by letter shall be deemed to have been given at the time of which the letter would be delivered in the ordinary course of post and when delivered personally at the time of such delivery and proof of posting shall be deemed to be proof of delivery.

24.	SCOPE

24.1
This Agreement constitutes the entire Agreement between the parties with respect to all matters relating to the employment of the Executive and is in substitution for all previous contracts of service between the Company or any Associated Company of the Company and the Executive and such contracts are deemed to have been terminated by mutual consent as from the date on which this Agreement shall be deemed to commence.

24.2
The Executive hereby acknowledges that the provisions of Clauses 10, 11, 12, 13, 14,      15 and 18 shall constitute separate undertakings given for the benefit of the Company and each of its Associated Companies and may be enforced by any of them.

25.	GENERAL

25.1
The expiration or termination of this Agreement howsoever arising shall not affect such other provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any right of action already accrued to any party in respect of any breach of this Agreement by any other party.

25.2	Any amendment to this Agreement shall be in writing signed by the parties hereto and expressed to be for the purpose of such amendment.

25.3
No waiver (whether expressed or implied) by the Company of any of the provisions of this Agreement or any breach of or default by the Executive in performing any of the provisions shall constitute a continuing waiver or any other waiver of any such provisions and no such waiver shall prevent the company from enforcing any of the provisions of this Agreement or from acting upon any subsequent breach or default by the Executive under any of the provisions of this Agreement.

25.4
The Executive by virtue of entering into this Agreement hereby warrants and undertakes to the Company that the entry by the Executive into this Agreement and the performance by the Executive of the provisions of this Agreement is not and shall not be in breach of any express or implied obligations binding upon the Executive.

25.5
This Agreement shall take effect as if the General Conditions had (mutatis mutandis) been incorporated in it provided always that in the event of any inconsistency between the provisions of this Agreement and the General Conditions the provisions of this Agreement will prevail.

IN WITNESS WHEREOF this Agreement has been duly executed as a Deed the day and year first above written

EXECUTED as a Deed by) SWK HOLDINGS LTD) Acting by: G.H. French) R. McGown

Director /s/ G.H. French

Director/Secretary /s/ R. McGown

SIGNED as a Deed by)  /s/ Hugh Blackwood
HUGH BLACKWOOD)
in the presence of-)

/s/ SMH
16 Bedford Street,
Covent Garden
London WC2E 9HF
Solicitor